Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS A STRONG SECOND QUARTER AND

DECLARES ITS QUARTERLY CASH DIVIDEND

Bedminster, N.J. – July 28, 2017 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the “Company”) reported record net income of $15.92 million and diluted earnings per share of $0.91 for the six months ended June 30, 2017, compared to $12.05 million and $0.74, respectively, for the same six month period last year, reflecting increases of $3.87 million, or 32 percent, and $0.17 per share, or 23 percent, respectively.

For the quarter ended June 30, 2017, the Company recorded net income of $7.94 million and diluted earnings per share of $0.45, compared to $6.56 million and $0.40 for the same three month period last year, reflecting increases of $1.38 million, or 21 percent, and $0.05 per share, or 13 percent, respectively.

The first quarter of 2017 included a $662 thousand benefit to income tax expense related to the adoption of ASU 2016-09, Compensation – Stock Compensation, improvements to employee share-based payment accounting. This increased net income by $662 thousand and earnings per share by 4 cents.

The second quarter of 2017, when compared to the second quarter of 2016, reflected increases in net interest income, wealth management fee income, and other non-interest income. Expenses in the 2017 second quarter, when compared to the same 2016 quarter, included increased compensation and benefits expense, partially offset by decreased FDIC insurance expense.

The following table summarizes specified financial measures for the second quarters of 2017 and 2016, respectively.

	June 30,	June 30,	Increase/
(Dollars in millions, except EPS)	2017	2016	(Decrease)
Net interest income	$26.97	$24.18	$2.79	12%
Provision for loan losses	$2.20	$2.20	$—	0%
Pretax income	$12.85	$10.65	$2.20	21%
Net income	$7.94	$6.56	$1.38	21%
Diluted EPS	$0.45	$0.40	$0.05	13%
Total revenue	$35.14	$31.62	$3.52	11%

Return on average assets	0.79%	0.73%	0.06
Return on average equity	9.06%	9.06%	—
Efficiency ratio (A)	57.18%	60.36%	(3.18)
Book value per share	$20.00	$17.74	$2.26	13%
Tangible book value per share (A)	19.82	17.55	2.27	13%

(A)	See Non-GAAP financial measures reconciliation tables beginning on page 24.

Douglas L. Kennedy, President and CEO, said, “We had a very strong start to 2017, and that continued right through the second quarter of 2017.”

Select highlights follow:

•	Growth in diluted EPS for Q2 2017 when compared to Q2 2016 was $0.05 per share, or 13 percent.
•	At June 30, 2017, the market value of assets under administration (AUA) at the Private Wealth Management Division of Peapack-Gladstone Bank (the “Bank”) increased to $3.9 billion from $3.4 billion one year ago, reflecting growth of 15 percent.
•	Fee income from the Private Wealth Management Division totaled $5.1 million for the second quarter of 2017, compared to $4.9 million for the same quarter in 2016, reflecting growth of 4 percent. Wealth management fee income, comprising nearly 15 percent of the Company’s total revenue, contributes significantly to the Company’s diversified revenue sources.

•	Loans at June 30, 2017 totaled $3.67 billion. This reflected net growth of $227 million compared to the prior quarter (7 percent compared to the prior quarter or 26 percent on an annualized basis); and $453 million (14 percent) when compared to $3.21 billion of loans at June 30, 2016.
•	Commercial & Industrial (C&I) loans at June 30, 2017 totaled $801 million. This reflected net growth of $113 million compared to the prior quarter (16 percent compared to the prior quarter or 66 percent on an annualized basis), and net growth of $225 million (39 percent) when compared to $576 million in C&I loans at June 30, 2016.
•	Total “customer” deposit balances (defined as deposits excluding brokered CDs and brokered “overnight” interest-bearing demand deposits) totaled $3.31 billion at June 30, 2017. This reflected net growth of $156 million compared to the prior quarter (5 percent compared to the prior quarter or 20 percent on an annualized basis), and reflected growth of $497 million (18 percent) when compared to $2.82 billion of total “customer” deposit balances at June 30, 2016.
•	Asset quality metrics continued to be strong at June 30, 2017. Nonperforming assets at June 30, 2017, while up somewhat from the March 31, 2017 level, were just $16.0 million, or 0.38 percent of total assets. Total loans past due 30 through 89 days and still accruing were $1.2 million, or 0.03 percent of total loans at June 30, 2017.

•	The Company’s book value per share at June 30, 2017 of $20.00 reflected improvement when compared to $17.74 at June 30, 2016. Year over year growth in book value per share totaled $2.26 or 13 percent.

Net Interest Income / Net Interest Margin

Net interest income and net interest margin were $26.97 million and 2.76 percent for the second quarter of 2017, compared to $25.59 million and 2.71 percent for the first quarter of 2017, reflecting growth of $1.38 million or 5 percent and compared to $24.18 million and 2.79 percent for the same quarter last year, reflecting growth in net interest income of $2.79 million or 12 percent when compared to the same prior year period. Net interest income for the second quarter of 2017 benefitted from loan growth during 2016 and into 2017, as well as benefitting slightly from the recent Federal Reserve rate hikes. The June 2017 quarter included approximately $780 thousand of prepayment premiums received on the prepayment of certain loans, reflecting an increase from $515 thousand for the March 2017 quarter and $452 thousand for the June 2016 quarter.

Net interest margin for the second quarter of 2017 increased when compared to the first quarter of 2017, but decreased when compared to the same quarter of 2016. The increase was due to a reduction in our interest earning cash balances during the second quarter of 2017, as well as the effect of the increased market rates on our adjustable rate assets. The decrease when comparing the June 2017 quarter to the June 2016 quarter was due to the issuance of the $50 million in subordinated debt in June 2016, as well as the maintenance of higher liquidity in the 2017 second quarter when compared to the 2016 second quarter, the effect of which was partially offset by increased market rates on our adjustable rate assets.

As noted above, the net interest margin is also affected by the maintenance of liquid assets on the Company’s balance sheet. Mr. Kennedy said, “In addition to $409 million of cash, cash equivalents and investment securities on our balance sheet, we also have over $1.1 billion of secured funding available from the Federal Home Loan Bank, of which we only have $146 million drawn as of June 30, 2017.”

The Company’s interest rate sensitivity models indicate that the Company’s net interest income and margin would continue to improve slightly in a rising interest rate environment, but such income and margin would also be impacted by competitive pressures in attracting new loans and deposits.

Wealth Management Business

In the June 2017 quarter, the Bank’s wealth management business generated $5.09 million in fee income compared to $4.82 million for the March 2017 quarter, and $4.90 million for the June 2016 quarter.

While, total fee income for the June 2017 quarter increased by $187 thousand, or approximately 4 percent, from the June 2016 quarter, “recurring type” fee income (tied to asset management fees and custody fees) grew 8 percent. Growth in recurring fee income was due to strong net inflows from new business, a healthy equity market which resulted in positive market action in client portfolios as well as additions to accounts from existing clients, all partially offset by normal levels of disbursements and outflows.

The market value of the AUA of the wealth management division was $3.9 billion at June 30, 2017, an increase of $94 million, or 3 percent (11 percent on an annualized basis), from March 31, 2017 and an increase of $433 million, or 15 percent, from $3.4 billion at June 30, 2016.

John P. Babcock, President of PGB Private Wealth Management, said, “We had a solid second quarter and first six months of the year. Our pipeline continues to be robust and we expect continued growth driven by organic new business, the expansion of existing relationships and potential strategic acquisitions of wealth management firms. On May 26, 2017, we announced our agreement to acquire Gladstone, NJ based Murphy Capital Management, Inc. (“MCM”). MCM will add approximately $850 million of assets under administration to our current $3.9 billion.”

Mr. Babcock also commented, “Our differentiator is our personalized, pro-active advice led approach, and the quality of our people. We combine investment, tax, financial, fiduciary, banking and lending capabilities into one integrated plan that helps our clients achieve their goals and objectives.”

Loan Originations / Loans

At June 30, 2017, loans totaled $3.67 billion compared to $3.44 billion at March 31, 2017 and compared to $3.21 billion at June 30, 2016, representing net increases of $227 million compared to the March 2017 quarter (7 percent or 26 percent on an annualized basis), and $453 million (14 percent) compared to a year ago at June 30, 2016. Mr. Kennedy noted, “We continue to believe we have a very high quality loan portfolio, as evidenced by very strong asset quality metrics.”

For the quarter ended June 30, 2017, residential mortgage loans grew $40 million to $611 million at June 30, 2017 when compared to the March 2017 quarter. For the twelve months from June 30, 2016 to June 30, 2017, residential mortgage loans grew $127 million, or 26 percent.

For the June 2017 quarter, commercial real estate mortgage loans (not including multifamily loans) grew $36 million to $609 million when compared to the March 2017 quarter (6 percent or 25 percent on an annualized basis). For the twelve months from June 30, 2016 to June 30, 2017 commercial real estate mortgage loans grew $150 million, or 33 percent.

At June 30, 2017, the multifamily loan portfolio totaled $1.50 billion (or 41 percent of total loans), basically flat to $1.47 billion (or 43 percent of total loans) three months ago at March 31, 2017 and $1.56 billion (or 49 percent of total loans) at June 30, 2016.

Mr. Kennedy said, “As I explained previously, we have been managing our balance sheet such that multifamily loans decline as a percentage of the overall loan portfolio and C&I loans become a larger percentage of the overall loan portfolio. We made progress on this front late in 2015, throughout 2016, and into 2017, but particularly this past quarter. Of course, this balance sheet management will not be linear each quarter, but rather will be apparent over periods of time.”

For the quarter ended June 30, 2017, commercial loans grew $113 million to $801 million when compared to the March 2017 quarter. For the twelve months from June 30, 2016 to June 30, 2017 commercial loans grew $225 million, or 39 percent. At June 30, 2017 the commercial loan portfolio comprised 21.8 percent of the overall loan portfolio up from 20.0 percent at March 31, 2017, and up from 17.9 percent one year ago at June 30, 2016.

Mr. Kennedy said, “We have seen, and believe we will continue to see, our C&I client base and corresponding loan portfolio grow. Additionally, as announced on April 25, 2017, we were recently successful in bringing on a team of very experienced bankers to focus on equipment financing, and $24 million of volume, in that loan category, was funded in June 2017. While this team has begun producing faster than previously assumed, we still generally expect that revenue and profitability related to this new group will lag related expenses by several quarters.”

Mr. Kennedy went on to say, “Our private banking business model of addressing the sophisticated needs and expectations of successful business owners and entrepreneurs is being well received. The ability to engage in high level strategic debt, capital and valuation analysis coupled with succession, estate and wealth planning strategies, enables us to provide a unique boutique level of service to business owners and middle market clients.”

Eric H. Waser, Head of Commercial Banking noted, “We are extremely pleased with how our “Advice Led” approach is capturing the attention of the business community.”

Deposits / Funding / Balance Sheet Management

As noted previously, in June 2016, the Company issued $50 million of subordinated debt ($48.7 million net of underwriting fees and expenses) bearing interest at an annual rate of 6 percent for the first five years, and thereafter at an adjustable rate until maturity in June 2026 or earlier redemption.

During the June 2017 quarter, the increase in loans of $227 million was primarily funded by customer deposit growth of $156 million, net (principally interest-bearing checking), increased capital of $16 million, decreased cash/cash equivalents of $25 million, and increased other borrowings of $52 million.

Brokered interest-bearing demand (“overnight”) deposits totaled $180 million at June 30, 2017, flat to the March 31, 2017 balance and down $20 million from $200 million at June 30, 2016. The interest rate paid on these deposits allowed the Bank to fund at attractive rates and engage in interest rate swaps as part of its asset-liability interest rate risk management. As of June 30, 2017, the Company had transacted pay fixed, receive floating interest rate swaps totaling $180 million notional amount. The Company ensures ample available collateralized liquidity as a backup to these short term brokered deposits.

Mr. Kennedy noted, “The Company will continue to place an intense focus on providing high touch client service and growing its personal and commercial core deposit base. We expect that our full array of treasury management capabilities, including our new Treasury Management platform and our soon-to-be added escrow management product software, as well as added treasury management sales professionals and private bankers, will help us grow commercial deposits.”

Other Noninterest Income

The Company’s total noninterest income for the June 2017 quarter totaled $8.17 million, or 23 percent of total revenue.

The June 2017 quarter included $91 thousand of income from the sale of newly originated residential mortgage loans (mortgage banking), compared to $47 thousand for the March 2017 quarter, and $309 thousand for the June 2016 quarter. Originations of residential mortgage loans for sale were lower in the June 2017 quarter, compared to the prior year period.

The Company did not sell any multifamily loans during the June or March 2017 quarters, as such sales were not necessary for effective balance sheet management. The gain on sales of multifamily loans held for sale during the June 2016 quarter was $500 thousand. The Company may employ loan sale strategies later in 2017, and beyond, if and as needed for efficient balance sheet management.

The second quarter of 2017 included $142 thousand of income related to the Company’s SBA lending and sale program, compared to $155 thousand generated in the March 2017 quarter, and $212 thousand in the June 2016 quarter. The SBA program was fully implemented in the March 2016 quarter and is part of the Company’s normal ongoing operations.

The June 2017 quarter included $1.3 million of loan level, back-to-back swap income compared to $456 thousand in the March 2017 quarter and none in the June 2016 quarter. This program, which helps manage the Company’s interest rate risk while contributing to income, remains part of the Company’s normal ongoing operations.

Other income for the June 2017 quarter totaled $396 thousand, compared to $450 thousand for the March 2017 quarter and to $347 thousand for the June 2016 quarter. Letter of credit fees and unused line of credit fees make up a large portion of this line item.

Operating Expenses

The Company’s total operating expenses were $20.10 million for the quarter ended June 30, 2017, compared to $19.30 million for the March 2017 quarter and $18.78 million for the June 2016 quarter.

While the second quarter 2017 FDIC premium was relatively flat to the first quarter of 2017, it was down significantly from the June 2016 quarter. Beginning July 1, 2016 the FDIC assessment system was revised. Revisions for “small institutions” (under $10 billion in assets) resulted in, among other things, the elimination of risk categories and the utilization of a financial ratios method to determine assessment rates. The changes reduced the Company’s assessment rate by nearly 50 percent, when compared to the second quarter 2016 assessment rate.

Compensation and employee benefits expense for the June 2017 quarter was $12.75 million compared to $11.91 million for the March 2017 quarter, and $11.10 million for the June 2016 quarter. Strategic hiring that was in line with the Company’s Plan, normal salary increases and increased bonus/incentive accruals associated with the Company’s growth, all contributed to the increases from the June 2016 and March 2017 quarters. In addition, the six person Equipment Finance Team joined the Company the end of April 2017, further increasing compensation expense.

Premises and equipment expense for the June 2017 quarter was $3.03 million compared to $2.82 million for the March 2017 quarter and $2.74 million for the June 2016 quarter. The current quarter included approximately $150 thousand of accelerated depreciation related to upgrades at the Corporate Headquarters.

Income Taxes

For the June 2017 quarter, the effective income tax rate was 38.2 percent compared to 31.8 percent for the March 2017 quarter and 38.4 percent for the June 2016 quarter. In the March 2017 quarter, the Company adopted ASU 2016-9, “Compensation – Stock Compensation, Improvements to Employee Share-Based Payment Accounting”. As a result of this adoption, the Company recorded an income tax benefit of $662 thousand in the first quarter of 2017.

Provision for Loan Losses / Asset Quality

For the quarter ended June 30, 2017, the Company’s provision for loan losses was $2.20 million, which was higher than the March 2017 quarter provision of $1.60 million and in line with the June 2016 provision of $2.20 million. The Company had $59 thousand of net charge-offs in the June 2017 quarter, compared to $198 thousand of net charge-offs in the March 2017 quarter and $302 thousand of net charge-offs in the June 2016 quarter.

At June 30, 2017, the allowance for loan losses was $35.75 million, which was 229 percent of nonperforming loans and 0.98 percent of total loans, compared to $33.61 million at March 31, 2017, which was 292 percent of nonperforming loans and 0.98 percent of total loans, and $29.22 million at June 30, 2016, which was 363 percent of nonperforming loans and 0.93 percent of total loans.

The Company’s provision for loan losses and its allowance for loan losses continue to track consistently with the Company’s net loan growth and asset quality metrics.

Nonperforming assets at June 30, 2017 (which does not include troubled debt restructured loans that are performing in accordance with their terms) were $16.0 million, or 0.38 percent of total assets, compared to $12.2 million, or 0.31 percent of total assets, at March 31, 2017 and $8.8 million, or 0.24 percent of total assets, at June 30, 2016. Total loans past due 30 through 89 days and still accruing were $1.2 million at June 30, 2017, compared to $622 thousand at March 31, 2017 and $6.6 million at June 30, 2016.

Capital / Dividends

The Company’s capital position in the June 2017 quarter was benefitted by net income of $7.94 million and $7.63 million of voluntary share purchases under the Dividend Reinvestment Plan, which continues to be a source of capital for the Company.

At June 30, 2017, the Company’s GAAP capital as a percent of total assets was 8.57 percent. The Company’s regulatory leverage, common equity tier 1, tier 1 and total risk based capital ratios were 8.82 percent, 10.69 percent, 10.69 percent and 13.24 percent, respectively. The Bank’s regulatory leverage, common equity tier 1, tier 1 and total risk based capital ratios were 9.76 percent, 11.83 percent, 11.83 percent and 12.91 percent, respectively. The Bank’s regulatory capital ratios are all above the ratios to be considered well capitalized under regulatory guidance.

On July 26, 2017, the Company’s Board of Directors declared a regular cash dividend of $0.05 per share payable on August 23, 2017 to shareholders of record on August 9, 2017.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $4.17 billion as of June 30, 2017. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its wealth management division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to

•	inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•	the impact of anticipated higher operating expenses in 2017 and beyond;
•	inability to manage our growth;
•	inability to successfully integrate our expanded employee base;
•	unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the low interest rate environment and highly competitive market;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;

•	unexpected changes in interest rates;
•	unexpected decline in real estate values within our market areas;
•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;
•	successful cyberattacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	inability to successfully generate new business in new geographic markets;
•	inability to execute upon new business initiatives;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2016. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2017	2017	2016	2016(A)	2016
Income Statement Data:
Interest income	$33,412	$31,385	$30,271	$29,844	$29,035
Interest Expense	6,440	5,794	5,691	5,575	4,859
Net interest income	26,972	25,591	24,580	24,269	24,176
Provision for loan losses	2,200	1,600	1,500	2,100	2,200
Net interest income after
provision for loan losses	24,772	23,991	23,080	22,169	21,976
Wealth management fee income	5,086	4,818	4,610	4,436	4,899
Service charges and fees	815	771	815	812	818
Bank owned life insurance	350	322	380	340	345
Gain on loans held for sale at fair
value (Mortgage banking)	91	47	197	383	309
Gain on loans held for sale at
lower of cost or fair value	—	—	353	256	500
Fee income related to loan level,
back-to-back swaps	1,291	456	874	670	—
Gain on sale of SBA loans	142	155	121	243	212
Other income	396	450	322	395	347
Securities gains, net	—	—	—	—	18
Total other income	8,171	7,019	7,672	7,535	7,448
Compensation and employee benefits	12,751	11,913	11,480	11,515	11,100
Premises and equipment	3,033	2,816	2,903	2,736	2,742
FDIC insurance expense (A)	602	686	804	814	1,581
Other expenses	3,709	3,889	3,778	3,101	3,352
Total operating expenses	20,095	19,304	18,965	18,166	18,775
Income before income taxes	12,848	11,706	11,787	11,538	10,649
Income tax expense	4,908	3,724	4,479	4,422	4,085
Net income	$7,940	$7,982	$7,308	$7,116	$6,564

Total revenue (B)	$35,143	$32,610	$32,252	$31,804	$31,624
Per Common Share Data:
Earnings per share (basic)	$0.45	$0.47	$0.44	$0.43	$0.41
Earnings per share (diluted)	0.45	0.46	0.43	0.43	0.40
Weighted average number of
common shares outstanding:
Basic	17,505,638	17,121,631	16,770,725	16,467,654	16,172,223
Diluted	17,756,390	17,438,907	17,070,473	16,673,596	16,341,975
Performance Ratios:
Return on average assets annualized (ROAA)	0.79%	0.82%	0.75%	0.77%	0.73%
Return on average equity annualized (ROAE)	9.06%	9.62%	9.27%	9.44%	9.06%
Net interest margin (taxable equivalent basis)	2.76%	2.71%	2.63%	2.74%	2.79%
Efficiency ratio (C)	57.18%	59.20%	59.45%	57.58%	60.36%
Operating expenses / average
assets annualized	2.00%	1.97%	1.96%	1.98%	2.08%

(A)	The quarter ended September 30, 2016 (and forward) included a reduction in FDIC premium. The reduction was a result of an amendment to small institution pricing for deposit insurance by the FDIC effective the quarter after the FDIC reserve ratio reaches 1.15%. The reserve ratio reached 1.15% effective as of the quarter ended June 30, 2016.
(B)	Total revenue includes net interest income plus total other income.
(C)	Calculated as (total operating expenses, excluding provision for losses on REO) as a percentage of (net interest income plus noninterest income less gain on securities and gain on loans held for sale at lower of cost or fair value). See Non-GAAP financial measures reconciliation included in these tables beginning on page 24.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the
	Six Months Ended
	June 30,		Change
	2017	2016	$	%
Income Statement Data:
Interest income	$64,797	$56,933	$7,864	14%
Interest Expense	12,234	9,347	2,887	31%
Net interest income	52,563	47,586	4,977	10%
Provision for loan losses	3,800	3,900	(100)	-3%
Net interest income after
provision for loan losses	48,763	43,686	5,077	12%
Wealth management fee income	9,904	9,194	710	8%
Service charges and fees	1,586	1,625	(39)	-2%
Bank owned life insurance	672	687	(15)	-2%
Gain on loans held for sale at fair
value (Mortgage banking)	138	430	(292)	-68%
Gain on loans held for sale at
lower of cost or fair value	—	624	(624)	-100%
Fee income related to loan level,
back-to-back swaps	1,747	94	1,653	1759%
Gain on sale of SBA loans	297	259	38	15%
Other income	846	679	167	25%
Securities gains, net	—	119	(119)	-100%
Total other income	15,190	13,711	1,479	11%
Compensation and employee benefits	24,664	22,008	2,656	12%
Premises and equipment	5,849	5,606	243	4%
FDIC insurance expense (A)	1,288	3,140	(1,852)	-59%
Other expenses	7,598	7,227	371	5%
Total operating expenses	39,399	37,981	1,418	4%
Income before income taxes	24,554	19,416	5,138	26%
Income tax expense	8,632	7,363	1,269	17%
Net income	$15,922	$12,053	$3,869	32%

Total revenue (B)	$67,753	$61,297	$6,456	11%
Per Common Share Data:
Earnings per share (basic)	$0.92	$0.75	$0.17	23%
Earnings per share (diluted)	0.91	0.74	0.17	23%
Weighted average number of
common shares outstanding:
Basic	17,314,695	16,015,251	1,299,444	8%
Diluted	17,588,816	16,179,700	1,409,116	9%
Performance Ratios:
Return on average assets annualized (ROAA)	0.80%	0.68%	0.12%	18%
Return on average equity annualized (ROAE)	9.33%	8.45%	0.88%	10%
Net interest margin (taxable equivalent basis)	2.73%	2.80%	-0.07%	-3%
Efficiency ratio (C)	58.15%	62.72%	-4.57%	-7%
Operating expenses / average
assets annualized	1.99%	2.15%	-0.16%	-7%

(A)	Beginning July 1, 2016, the FDIC assessment system was revised resulting in a reduction of the Company's assessment rate. The revision was a result of an amendment to small institution pricing for deposit insurance by the FDIC effective the quarter after the FDIC reserve ratio reaches 1.15%. The reserve ratio reached 1.15% effective as of the quarter ended June 30, 2016.
(B)	Total revenue includes net interest income plus total other income.
(C)	Calculated as (total operating expenses, excluding provision for losses on REO) as a percentage of (net interest income plus noninterest income less gain on securities and gain on loans held for sale at lower of cost or fair value). See Non-GAAP financial measures reconciliation included in these tables beginning on page 24.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2017	2017	2016	2016	2016
ASSETS
Cash and due from banks	$4,119	$4,910	$24,580	$17,861	$18,261
Federal funds sold	101	101	101	101	101
Interest-earning deposits	89,600	113,953	138,010	141,593	62,968
Total cash and cash equivalents	93,820	118,964	162,691	159,555	81,330

Securities available for sale	315,224	300,232	305,388	249,616	206,216
FHLB and FRB stock, at cost	18,487	15,436	13,813	14,093	14,623

Residential mortgage (A)	611,316	571,496	528,570	499,748	483,972
Multifamily mortgage	1,504,581	1,468,890	1,459,594	1,537,834	1,562,206
Commercial mortgage	609,444	573,253	551,233	497,267	459,744
Commercial loans (A)	800,927	687,805	637,102	598,078	576,169
Construction loans	—	—	1,405	430	—
Consumer loans	72,943	69,802	69,654	69,222	67,614
Home equity lines of credit	67,051	68,055	65,682	62,872	63,188
Other loans	458	477	492	449	430
Total loans (A)	3,666,720	3,439,778	3,313,732	3,265,900	3,213,323
Less: Allowance for loan losses	35,751	33,610	32,208	30,616	29,219
Net loans	3,630,969	3,406,168	3,281,524	3,235,284	3,184,104

Premises and equipment	29,806	30,113	30,371	30,223	29,199
Other real estate owned	373	671	534	534	767
Accrued interest receivable	6,776	6,823	8,153	6,383	7,733
Bank owned life insurance	44,172	43,992	43,806	43,541	43,325
Deferred tax assets, net	16,912	15,325	15,320	14,765	18,190
Other assets	9,140	9,838	17,033	20,389	19,216
TOTAL ASSETS	$4,165,679	$3,947,562	$3,878,633	$3,774,383	$3,604,703

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$548,427	$528,554	$489,485	$494,204	$469,809
Interest-bearing demand deposits	1,085,805	1,015,178	1,023,081	928,941	897,210
Savings	121,480	122,262	120,056	119,650	120,617
Money market accounts	1,081,366	1,049,909	1,048,494	997,572	861,664
Certificates of deposit – Retail	475,395	440,991	457,000	466,003	466,079
Subtotal “customer” deposits	3,312,473	3,156,894	3,138,116	3,006,370	2,815,379
IB Demand – Brokered	180,000	180,000	180,000	200,000	200,000
Certificates of deposit – Brokered	88,780	93,750	93,721	93,690	93,660
Total deposits	3,581,253	3,430,644	3,411,837	3,300,060	3,109,039

Overnight borrowings	87,000	34,550	—	—	29,450
Federal home loan bank advances	58,795	58,795	61,795	71,795	83,692
Capital lease obligation	9,407	9,556	9,693	9,828	9,961
Subordinated debt, net	48,829	48,796	48,764	48,731	48,698
Other liabilities	23,548	24,293	22,334	27,934	28,330
Due to brokers, securities settlements	—	—	—	7,003	—
TOTAL LIABILITIES	3,808,832	3,606,634	3,554,423	3,465,351	3,309,170
Shareholders’ equity	356,847	340,928	324,210	309,032	295,533
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$4,165,679	$3,947,562	$3,878,633	$3,774,383	$3,604,703

Assets under administration at
Peapack-Gladstone Bank’s
Wealth Management Division
(market value, not included above)
(in billions)	$3.9	$3.8	$3.7	$3.5	$3.4

(A) Includes loans held for sale .

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
	2017	2017	2016	2016	2016
Asset Quality:
Loans past due over 90 days
and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans (A)	15,643	11,494	11,264	10,840	8,049
Other real estate owned	373	671	534	534	767
Total nonperforming assets	$16,016	$12,165	$11,798	$11,374	$8,816

Nonperforming loans to
total loans	0.43%	0.33%	0.34%	0.34%	0.26%
Nonperforming assets to
total assets	0.38%	0.31%	0.30%	0.30%	0.24%

Performing TDRs (B)(C)	$9,725	$15,030	$17,784	$18,078	$18,570

Loans past due 30 through 89
days and still accruing (D)	$1,232	$622	$1,356	$8,238	$6,576

Classified loans	$43,608	$43,002	$45,798	$49,627	$51,084

Impaired loans	$25,294	$26,546	$29,071	$28,951	$26,643

Allowance for loan losses:
Beginning of period	$33,610	$32,208	$30,616	$29,219	$27,321
Provision for loan losses	2,200	1,600	1,500	2,100	2,200
Charge-offs, net	(59)	(198)	92	(703)	(302)
End of period	$35,751	$33,610	$32,208	$30,616	$29,219

ALLL to nonperforming loans	228.54%	292.41%	285.94%	282.44%	363.01%
ALLL to total loans	0.98%	0.98%	0.97%	0.95%	0.93%

(A)	June 30, 2017 includes one legacy commercial mortgage totaling $4.9 million. The loan was past maturity at June 30, 2017, however interest payments continued to be made. The loan is secured by real estate valued at $7.2 million as of September 2016.
(B)	Amounts reflect TDR’s that are paying according to restructured terms.
(C)	Amount does not include $9.6 million at June 30, 2017, $4.6 million at March 31, 2017, $4.5 million at December 31, 2016, $4.4 million at September 30, 2016 and $4.2 million at June 30, 2016 of TDRs included in nonaccrual loans.
(D)	September 30, 2016 includes one commercial loan secured by real estate totaling $5.0 million that was 30 days past due at September 30, 2016 but brought current on October 4, 2016.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands, except share data)

(Unaudited)

	June 30,	Dec 31,	June 30,
	2017	2016	2016
Capital Adequacy

Equity to total assets (A)	8.57%	8.36%	8.20%

Tangible equity to tangible assets (B)	8.50%	8.28%	8.12%

Book value per share (C)	$20.00	$18.79	$17.74

Tangible book value per share (D)	$19.82	$18.60	$17.55

	June 30,		Dec 31,		June 30,
	2017		2016		2016
Regulatory Capital – Holding Company

Tier I leverage	$354,462	8.82%	$323,045	8.35%	$295,443	8.19%

Tier I capital to risk weighted assets	354,462	10.69	323,045	10.60	295,443	10.28

Common equity tier I capital ratio
to risk-weighted assets	354,459	10.69	323,042	10.60	295,440	10.28

Tier I & II capital to
risk-weighted assets	439,042	13.24	404,017	13.25	373,360	12.99

Regulatory Capital – Bank

Tier I leverage	$392,243	9.76%	$360,097	9.31%	$332,115	9.21%

Tier I capital to risk weighted assets	392,243	11.83	360,097	11.82	332,115	11.56

Common equity tier I capital ratio
to risk-weighted assets	392,240	11.83	360,094	11.82	332,112	11.56

Tier I & II capital to
risk-weighted assets	427,994	12.91	392,305	12.87	361,334	12.58

(A)	Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.
(B)	Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end. See Non-GAAP financial measures reconciliation included in these tables beginning on page 24.
(C)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding.
(D)	Tangible book value per share is different than book value per share because it excludes intangible assets. Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding. See Non-GAAP financial measures reconciliation tables beginning on page 24.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2017	2017	2016	2016	2016
Residential loans retained	$54,833	$64,831	$53,324	$43,284	$32,513
Residential loans sold	6,491	3,115	11,429	25,128	20,221
Total residential loans	61,324	67,946	64,753	68,412	52,734

Commercial real estate	46,931	33,216	56,793	56,799	36,554
Multifamily	78,824	47,125	26,300	74,450	150,709
Commercial (C & I) loans	158,476	128,130	78,038	59,698	61,309
SBA	3,900	1,700	2,050	3,025	2,285
Wealth lines of credit (A)	14,905	7,200	2,400	1,200	785
Total commercial loans	303,036	217,371	165,581	195,172	251,642

Installment loans	2,075	2,146	1,826	1,591	1,077

Home equity lines of credit (A)	5,444	6,973	5,878	7,064	14,435

Total loans closed	$371,879	$294,436	$238,038	$272,239	$319,888

	For the Six Months Ended
	June 30,	June 30,
	2017	2016
Residential loans retained	$119,664	$50,260
Residential loans sold	9,606	28,283
Total residential loans	129,270	78,543

Commercial real estate	80,147	45,893
Multifamily	125,949	258,744
Commercial (C & I) loans	286,606	128,797
SBA	5,600	3,340
Wealth lines of credit (A)	22,105	2,585
Total commercial loans	520,407	439,359

Installment loans	4,221	1,563

Home equity lines of credit (A)	12,417	18,039

Total loans closed	$666,315	$537,504

(A)   Includes loans and lines of credit that closed in the period, but not necessarily funded.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2017			June 30, 2016
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$293,990	$1,477	2.01%	$200,804	$914	1.82%
Tax-exempt (1) (2)	25,109	190	3.03	27,127	211	3.11

Loans (2) (3):
Mortgages	589,848	4,739	3.21	473,293	3,927	3.32
Commercial mortgages	2,085,623	18,653	3.58	2,047,112	17,830	3.48
Commercial	713,120	7,267	4.08	552,955	5,392	3.90
Commercial construction	0	0	—	1,305	13	3.98
Installment	71,364	554	3.11	63,158	420	2.66
Home equity	67,611	613	3.63	58,146	475	3.27
Other	481	11	9.15	462	11	9.52
Total loans	3,528,047	31,837	3.61	3,196,431	28,068	3.51
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	96,350	176	0.73	79,264	76	0.39
Total interest-earning assets	3,943,597	33,680	3.42	3,503,727	29,269	3.34
Noninterest-Earning Assets:
Cash and due from banks	4,727			16,122
Allowance for loan losses	(34,466)			(28,056)
Premises and equipment	30,144			29,452
Other assets	76,747			88,907
Total noninterest-earning assets	77,152			106,425
Total assets	$4,020,749			$3,610,152

LIABILITIES:
Interest-bearing deposits:
Checking	$1,075,832	$1,100	0.41%	$906,611	$607	0.27%
Money markets	1,051,095	1,204	0.46	818,453	602	0.29
Savings	121,299	16	0.05	120,094	17	0.06
Certificates of deposit – retail	457,528	1,650	1.44	450,675	1,545	1.37
Subtotal interest-bearing deposits	2,705,754	3,970	0.59	2,295,833	2,771	0.48
Interest-bearing demand – brokered	180,000	726	1.61	200,000	760	1.52
Certificates of deposit – brokered	92,719	493	2.13	93,642	496	2.12
Total interest-bearing deposits	2,978,473	5,189	0.70	2,589,475	4,027	0.62
Borrowings	77,457	354	1.83	222,667	573	1.03
Capital lease obligation	9,463	114	4.82	10,007	120	4.80
Subordinated debt	48,808	783	6.42	8,777	139	6.33
Total interest-bearing liabilities	3,114,201	6,440	0.83	2,830,926	4,859	0.69
Noninterest-bearing liabilities:
Demand deposits	534,339			464,074
Accrued expenses and other liabilities	21,787			25,247
Total noninterest-bearing liabilities	556,126			489,321
Shareholders’ equity	350,422			289,905
Total liabilities and
Shareholders’ equity	$4,020,749			$3,610,152
Net interest income		$27,240			$24,410

Net interest spread			2.59%			2.65%
Net interest margin (4)			2.76%			2.79%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2017			March 31, 2017
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$293,990	$1,477	2.01%	$289,237	$1,504	2.08%
Tax-exempt (1) (2)	25,109	190	3.03	27,152	199	2.93

Loans (2) (3):
Mortgages	589,848	4,739	3.21	544,854	4,473	3.28
Commercial mortgages	2,085,623	18,653	3.58	2,035,304	17,732	3.48
Commercial	713,120	7,267	4.08	648,266	6,380	3.94
Commercial construction	0	0	—	390	4	4.10
Installment	71,364	554	3.11	69,415	501	2.89
Home equity	67,611	613	3.63	66,311	557	3.36
Other	481	11	9.15	514	11	8.56
Total loans	3,528,047	31,837	3.61	3,365,054	29,658	3.53
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	96,350	176	0.73	137,589	264	0.77
Total interest-earning assets	3,943,597	33,680	3.42	3,819,133	31,625	3.31
Noninterest-Earning Assets:
Cash and due from banks	4,727			21,615
Allowance for loan losses	(34,466)			(32,913)
Premises and equipment	30,144			30,279
Other assets	76,747			73,467
Total noninterest-earning assets	77,152			92,448
Total assets	$4,020,749			$3,911,581

LIABILITIES:
Interest-bearing deposits:
Checking	$1,075,832	$1,100	0.41%	$1,029,012	$862	0.34%
Money markets	1,051,095	1,204	0.46	1,068,552	934	0.35
Savings	121,299	16	0.05	120,623	16	0.05
Certificates of deposit – retail	457,528	1,650	1.44	448,844	1,570	1.40
Subtotal interest-bearing deposits	2,705,754	3,970	0.59	2,667,031	3,382	0.51
Interest-bearing demand – brokered	180,000	726	1.61	180,000	720	1.60
Certificates of deposit – brokered	92,719	493	2.13	93,733	491	2.10
Total interest-bearing deposits	2,978,473	5,189	0.70	2,940,764	4,593	0.62
Borrowings	77,457	354	1.83	60,123	303	2.02
Capital lease obligation	9,463	114	4.82	9,605	115	4.79
Subordinated debt	48,808	783	6.42	48,775	783	6.42
Total interest-bearing liabilities	3,114,201	6,440	0.83	3,059,267	5,794	0.76
Noninterest-bearing liabilities:
Demand deposits	534,339			501,183
Accrued expenses and other liabilities	21,787			19,151
Total noninterest-bearing liabilities	556,126			520,334
Shareholders’ equity	350,422			331,980
Total liabilities and
Shareholders’ equity	$4,020,749			$3,911,581
Net interest income		$27,240			$25,831

Net interest spread			2.59%			2.55%
Net interest margin (4)			2.76%			2.71%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

SIX MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2017			June 30, 2016
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$291,627	$2,981	2.04%	$200,192	$1,840	1.84%
Tax-exempt (1) (2)	26,125	389	2.98	25,586	411	3.21

Loans (2) (3):
Mortgages	567,475	9,212	3.25	469,895	7,745	3.30
Commercial mortgages	2,060,602	36,386	3.53	2,003,619	35,000	3.49
Commercial	680,872	13,646	4.01	539,426	10,492	3.89
Commercial construction	194	4	4.12	1,350	27	4.00
Installment	70,395	1,055	3.00	54,032	755	2.79
Home equity	66,965	1,169	3.49	55,601	915	3.29
Other	498	23	9.24	474	23	9.70
Total loans	3,447,001	61,495	3.57	3,124,397	54,957	3.52
Federal funds sold	101	—	0.25	101	—	0.24
Interest-earning deposits	116,856	440	0.75	78,583	163	0.42
Total interest-earning assets	3,881,710	65,305	3.36	3,428,859	57,371	3.35
Noninterest-Earning Assets:
Cash and due from banks	13,125			15,862
Allowance for loan losses	(33,694)			(27,319)
Premises and equipment	30,211			29,726
Other assets	75,099			86,070
Total noninterest-earning assets	84,741			104,339
Total assets	$3,966,451			$3,533,198

LIABILITIES:
Interest-bearing deposits:
Checking	$1,052,551	$1,961	0.37%	$894,554	$1,178	0.26%
Money markets	1,059,775	2,138	0.40	819,135	1,175	0.29
Savings	120,963	33	0.05	118,327	33	0.06
Certificates of deposit – retail	453,210	3,220	1.42	446,619	3,034	1.36
Subtotal interest-bearing deposits	2,686,499	7,352	0.55	2,278,635	5,420	0.48
Interest-bearing demand – brokered	180,000	1,446	1.61	200,000	1,501	1.50
Certificates of deposit – brokered	93,223	984	2.11	93,658	993	2.12
Total interest-bearing deposits	2,959,722	9,782	0.66	2,572,293	7,914	0.62
Borrowings	68,838	657	1.91	188,971	1,052	1.11
Capital lease obligation	9,534	229	4.80	10,074	242	4.80
Subordinated debt	48,792	1,566	6.42	4,388	139	6.34
Total interest-bearing liabilities	3,086,886	12,234	0.79	2,775,726	9,347	0.67
Noninterest-bearing liabilities:
Demand deposits	517,853			449,922
Accrued expenses and other liabilities	20,460			22,373
Total noninterest-bearing liabilities	538,313			472,295
Shareholders’ equity	341,252			285,177
Total liabilities and
Shareholders’ equity	$3,966,451			$3,533,198
Net interest income		$53,071			$48,024

Net interest spread			2.57%			2.68%
Net interest margin (4)			2.73%			2.80%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses, excluding ORE provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. Our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)	Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
Tangible Book Value Per Share	2017	2017	2016	2016	2016
Shareholders’ equity	$356,847	$340,928	$324,210	$309,032	$295,533
Less: Intangible assets	3,095	3,126	3,157	3,188	3,277
Tangible equity	353,752	337,802	321,053	305,844	292,256

Period end shares outstanding	17,846,404	17,579,274	17,257,995	16,944,738	16,657,403
Tangible book value per share	$19.82	$19.22	$18.60	$18.05	$17.55
Book value per share	20.00	19.39	18.79	18.24	17.74

Tangible Equity to Tangible Assets
Total Assets	$4,165,679	$3,947,562	$3,878,633	$3,774,383	$3,604,703
Less: Intangible assets	3,095	3,126	3,157	3,188	3,277
Tangible assets	4,162,584	3,944,436	3,875,476	3,771,195	3,601,426
Tangible equity to tangible assets	8.50%	8.56%	8.28%	8.11%	8.12%
Equity to assets	8.57%	8.64%	8.36%	8.19%	8.20%

	Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
Efficiency Ratio	2017	2017	2016	2016	2016

Net interest income	$26,972	$25,591	$24,580	$24,269	$24,176
Total other income	8,171	7,019	7,672	7,535	7,448
Less: Gain on loans held for sale
at lower of cost or fair value	—	—	353	256	500
Less: Securities gains, net	—	—	—	—	18
Total recurring revenue	35,143	32,610	31,899	31,548	31,106

Operating expenses	20,095	19,304	18,965	18,166	18,775
Total operating expense	20,095	19,304	18,965	18,166	18,775

Efficiency ratio	57.18%	59.20%	59.45%	57.58%	60.36%

	Six Months Ended
	June 30,	June 30,
Efficiency Ratio	2017	2016

Net interest income	$52,563	$47,586
Total other income	15,190	13,711
Less: Gain on loans held for sale
at lower of cost or fair value	—	624
Less: Securities gains, net	—	119
Total recurring revenue	67,753	60,554

Operating expenses	39,399	37,981
Total operating expense	39,399	37,981

Efficiency ratio	58.15%	62.72%